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                                                                    Exhibit 9(b)

                            FUND ACCOUNTING AGREEMENT


         AGREEMENT made this 31st day of October, 1997, between EUREKA FUNDS (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES, INC. ("Fund Accountant"), a corporation organized under the laws of the State of Delaware and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, the Trust desires that Fund Accountant perform certain fund accounting services for each investment portfolio of the Trust, all as now or hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

         WHEREAS, Fund Accountant is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1.       SERVICES AS FUND ACCOUNTANT.

                  Fund Accountant agrees to perform the services described herein in accordance with the service standards set forth in Schedule B hereto.

                  (a) MAINTENANCE OF BOOKS AND RECORDS. Fund Accountant will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

                           (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                           (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(I) of the Rule;

                           (iii) Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

                           (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.



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                  (b)      PERFORMANCE OF DAILY ACCOUNTING SERVICES. In addition
                           to the maintenance of the books and records specified above, Fund Accountant shall perform the following accounting services daily for each Fund:

                           (i) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

                           (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Trust's Board of Trustees;

                           (iii) Verify and reconcile with the Funds' custodian all daily trade activity;

                           (iv) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

                           (v) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

                           (vi) Report to the Trust the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

                           (vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

                           (viii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

                           (ix) Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;

                           (x)      Post Fund transactions to appropriate
                                    categories;

                           (xi) Accrue expenses of each Fund according to instructions received from the Trust's Administrator;


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                           (xii)    Determine the outstanding receivables and
                                    payables for all (1) security trades, (2)
                                    Fund share transactions and (3) income and expense accounts;

                           (xiii) Provide accounting reports in connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies; and

                           (xiv) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

                  (c)      SPECIAL REPORTS AND SERVICES.

                           (i) Fund Accountant may provide additional special reports upon the request of the Trust or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                           (ii) Fund Accountant may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                  (d) ADDITIONAL ACCOUNTING SERVICES. Fund Accountant shall also perform the following additional accounting services for each Fund:

                           (i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Trust. The download will include the following items:

                                    Statement of Assets and Liabilities,
                                    Statement of Operations,
                                    Statement of Changes in Net Assets, and
                                    Condensed Financial Information;

                           (ii)     Provide accounting information for the
                                    following:

                                    (A)     federal and state income tax returns
                                            and federal excise tax returns;
                                    (B)     the Trust's semi-annual reports with
                                            the Securities and Exchange
                                            Commission ("SEC") on Form N-SAR;
                                    (C)     the Trust's annual, semi-annual and
                                            quarterly (if any) shareholder
                                            reports;

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                                    (D)     registration statements on Form N-1A
                                            and other filings relating to the
                                            registration of shares;
                                    (E)     the Administrator's monitoring of
                                            the Trust's status as a regulated
                                            investment company under Subchapter
                                            M of the Internal Revenue Code, as
                                            amended;
                                    (F)     annual audit by the Trust's
                                            auditors; and

                                    (G)     examinations performed by the SEC.

         2.       SUBCONTRACTING.

                  Fund Accountant may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Fund Accountant shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Fund Accountant shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

         3.       COMPENSATION.

                  The Trust shall pay Fund Accountant for the services to be provided by Fund Accountant under this Agreement in accordance with, and in the manner set forth in, Schedule A hereto, as such Schedule may be amended from time to time.

         4.       REIMBURSEMENT OF EXPENSES.

                  In addition to paying Fund Accountant the fees described in
Section 3 hereof, the Trust agrees to reimburse Fund Accountant for its out-of-pocket expenses in providing services hereunder, including without limitation the following:

         (a) All freight and other delivery and bonding charges incurred by Fund Accountant in delivering materials to and from the Trust;

         (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Fund Accountant in communication with the Trust, the Trust's investment advisor or custodian, dealers or others as required for Fund Accountant to perform the services to be provided hereunder;

         (c) The cost of obtaining security market quotes pursuant to Section l(b)(ii) above;

         (d) The cost of microfilm or microfiche of records or other materials;

         (e) Any expenses Fund Accountant shall incur at the written direction of an officer of the Trust thereunto duly authorized; and


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         (f)      Any additional expenses reasonably incurred by Fund Accountant in the performance of its duties and obligations under this Agreement.

         5.       EFFECTIVE DATE.

                  This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the "Effective Date").

         6.       TERM.

                  This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, until October 31, 1999 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive two-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided within 60 days of the end of the Initial Term or any Rollover Period, as the case may be.

                  For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (d) a service standard deficiency, as defined in Schedule B.

                  After such termination for so long as Fund Accountant, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Fund Accountant and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. Fund Accountant shall be entitled to collect from the Trust, in addition to the compensation described under Section 3 hereof, the amount of all of Fund Accountant's cash disbursements for services in connection with Fund Accountant's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. To the extent that Fund Accountant may retain in its possession copies of any Trust

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documents or records subsequent to such termination which copies had not been requested by or on behalf of the Trust in connection with the termination process described above, Fund Accountant, for a reasonable fee, will provide the Trust with reasonable access to such copies.

                  If, for any reason other than "cause," as defined above, Fund Accountant is replaced as Fund Accountant, or if a third party is added to perform all or a part of the services provided by Fund Accountant under this Agreement (excluding any sub-accountant appointed by Fund Accountant as provided in Section 2 hereof), then the Trust shall make a one-time cash payment, as liquidated damages, to Fund Accountant equal to the balance due Fund Accountant for the remainder of the term of this Agreement, assuming for purposes of calculation of the payment that the asset level of the Trust on the date Fund Accountant is replaced, or a third party is added, will remain constant for the balance of the contract term.

                  In the event the Trust is merged into another legal entity in part or in whole or is otherwise liquidated in part or in whole pursuant to a business reorganization prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that (i) the liquidated damages provision set forth above shall be applicable in those instances in which Fund Accountant is not retained by the surviving entity to provide administration services and (ii) for purposes of calculating the payment amount representing liquidated damages, the appropriate asset level of the Trust shall be the greater of: (i) the asset level calculated for the Trust at the time the Trust's Board of Trustees receives formal notification (either oral or written) of an intention on the part of Fund management (which shall be defined for purposes of this paragraph as the Trust's investment adviser) to effect such a business reorganization; (ii) the asset level calculated for the Trust at the time the Trust's Board of Trustees formally approves such a business reorganization; or
(iii) the asset level calculated for the Trust on the day prior to the first day during which assets are transferred by the Trust to the surviving entity pursuant to the plan of reorganization. The one-time cash payment referenced above shall be due and payable within thirty (30) days following the first day during which assets are transferred to the surviving entity pursuant to the plan of reorganization.

                  The parties further acknowledge and agree that, in the event Fund Accountant is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by Fund Accountant would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate Fund Accountant for damages incurred and is not intended to constitute any form of penalty.

         7. STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS; INDEMNIFICATION.

                  Fund Accountant shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by Fund Accountant in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. A Fund agrees to indemnify and hold harmless Fund Accountant, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and

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all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Fund Accountant's actions taken or nonactions with respect to the performance of services under this Agreement with respect to such Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to Fund Accountant by a duly authorized representative of the Trust; provided that this indemnification shall not apply to actions or omissions of Fund Accountant in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Fund Accountant shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Fund Accountant.

         8.       RECORD RETENTION AND CONFIDENTIALITY.

                  Fund Accountant shall keep and maintain on behalf of the Trust all books and records which the Trust and Fund Accountant is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. Fund Accountant further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times. Fund Accountant agrees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Fund Accountant may be exposed to civil, regulatory, or criminal sanctions for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Trust. The provisions of this Section 8 shall survive the termination of this Agreement.

         9.       UNCONTROLLABLE EVENTS.

                  Fund Accountant assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         10.      REPORTS.

                  Fund Accountant will furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Fund

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Accountant, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust agrees to examine each such report or copy promptly and will promptly report or cause to be reported any errors or discrepancies therein.

         11.      RIGHTS OF OWNERSHIP.

                  All computer programs and procedures developed to perform services required to be provided by Fund Accountant under this Agreement are the property of Fund Accountant. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         12.      RETURN OF RECORDS.

                  Fund Accountant may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain Fund Accountant's files, records and documents created and maintained by Fund Accountant pursuant to this Agreement which are no longer needed by Fund Accountant in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by Fund Accountant for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         13.      REPRESENTATIONS OF THE TRUST.

                  The Trust certifies to Fund Accountant that: (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         14.      REPRESENTATIONS OF FUND ACCOUNTANT.

                  Fund Accountant represents and warrants that: (1) the various procedures and systems which Fund Accountant has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and Fund Accountant's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by Fund Accountant and, when executed and delivered by Fund Accountant, will constitute a legal, valid and binding obligation of Fund Accountant, enforceable against Fund

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Accountant in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         15.      INSURANCE.

                  Fund Accountant shall notify the Trust should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Fund Accountant shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by Fund Accountant under its insurance coverage.

         16.      INFORMATION TO BE FURNISHED BY THE TRUST AND FUNDS.

                  The Trust has furnished to Fund Accountant the following:

                  (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

                  (b)      Copies of the following documents:

                           (i)      The Trust's Bylaws and any amendments
                                    thereto; and

                           (ii) Certified copies of resolutions of the Board of Trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Fund Accountant thereunder.

                  (c) A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Fund Accountant in all matters.

                  (d) Two copies of the Prospectuses and Statements of Additional Information for each Fund.

         17.      INFORMATION FURNISHED BY FUND ACCOUNTANT.

                  (a) Fund Accountant has furnished to the Trust the following:

                           (i)      Fund Accountant's Articles of Incorporation;
                                    and

                           (ii) Fund Accountant's Bylaws and any amendments thereto.

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                  (b)      Fund Accountant has furnished certified copies of
                           corporate actions covering the following matters:

                           (i)      Approval of this Agreement, and
                                    authorization of a specified officer of Fund
                                    Accountant to execute and deliver this
                                    Agreement; and

                           (ii) Authorization of Fund Accountant to act as fund accountant for the Trust and to provide accounting services for the Trust.

         18.      AMENDMENTS TO DOCUMENTS.

                  The Trust shall furnish Fund Accountant written copies of any amendments to, or changes in, any of the items referred to in Section 16 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Trust which might have the effect of changing the procedures employed by Fund Accountant in providing the services agreed to hereunder or which amendment might affect the duties of Fund Accountant hereunder unless the Trust first obtains Fund Accountant's approval of such amendments or changes.

         19.      COMPLIANCE WITH LAW.

                  Except for the obligations of Fund Accountant set forth in
Section 8 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. Fund Accountant shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

         20.      NOTICES.

                  Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         21.      HEADINGS.

                  Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.



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         22.      ASSIGNMENT.

                  This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         23.      GOVERNING LAW.

                  This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

         24.      LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

                  It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Agreement and Declaration of Trust.

         25.      CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

                  ALL JUDICIAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. Each party hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at its address provided in Section 20, such service being hereby acknowledged by such party to be sufficient for personal jurisdiction in any action against such party in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of a party to bring proceedings against the other in the courts of any other jurisdiction.


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         26.      WAIVER OF JURY TRIAL.

                  EACH PARTY HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each party acknowledges that this waiver is a material inducement for the other party to enter into a business relationship, that such parties have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in its related future dealings. Each party further warrants and represents that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                         EUREKA FUNDS


                                         By: /s/ Martin R. Dean
                                             -----------------------------------
                                             Treasurer



                                         BISYS FUND SERVICES, INC.


                                         By: /s/ George O. Martinez
                                             -----------------------------------






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                                                         Dated: October 31, 1997


                                   SCHEDULE A
                        TO THE FUND ACCOUNTING AGREEMENT
                                     BETWEEN
                                  EUREKA FUNDS
                                       AND
                            BISYS FUND SERVICES, INC.


                                      FEES
                                      ----

Fund Accountant shall be entitled to receive a fee in accordance with the following schedule:

         The Trust will pay Fund Accountant on the first business day of each month, or at such time(s) as Fund Accountant shall request and the parties hereto shall agree, a fee computed daily at the annual rate set forth below, subject to the per Fund annual minimum fees set forth on this Schedule:

                  Three one-hundredths of one percent (.03%) of the Trust's average daily net assets up to $500 million.

                  Two one-hundredths of one percent (.02%) of the Trust's average daily net assets in excess of $500 million up to $1 billion.

                  One one-hundredths of one percent (.01%) of the Trust's average daily net assets in excess of $1 billion.

         The fee payable by the Trust hereunder shall be allocated to each Fund based upon its pro rata share of the total fee payable hereunder. Such fee as is attributable to each Fund shall be a separate (and not joint or joint and several) obligation of each such Fund. Fund Accountant may agree, from time to time, to waive fees payable under this Agreement. Such waiver shall be at Fund Accountant's sole discretion. The per Fund annual minimum fees payable by the Trust are set forth below:


                   Domestic (Taxable)                  $30,000

                   Domestic (Tax-Free)                 $35,000

                   International/Global                $40,000

         With respect to any class of shares (other than Class A Shares or Trust Shares) that is created after the effective date of this Agreement in a Fund in existence on the date hereof or in a Fund established after the date hereof, an additional fee in the amount of $10,000 shall be paid by such Fund for such class(es).



EUREKA FUNDS                                BISYS FUND SERVICES, INC.


By:                                         By:
   -----------------------------------         ---------------------------------

                                   SCHEDULE B
                        TO THE FUND ACCOUNTING AGREEMENT
                          DATED AS OF OCTOBER 31, 1997
                              BETWEEN EUREKA FUNDS
                                       AND
                     BISYS FUND SERVICES LIMITED PARTNERSHIP


                                SERVICE STANDARDS
                                -----------------


Pursuant to Section 1 of this Agreement, Fund Accountant has agreed to perform the services described in this Agreement in accordance with the service standards set forth in this Schedule B. Such standards are contained on the pages attached hereto. The parties agree that such service standards may be revised, from time to time, by mutual agreement.

Each of the service standards will be monitored by a Quality Assurance team. In the event Fund Accountant fails to meet a service standard in any particular month, Fund Accountant agrees to take appropriate corrective measures within the following thirty-day period in order to be in compliance with the appropriate standard at the end of such thirty-day period; provided, however, that the foregoing requirement shall not apply in those instances in which Fund Accountant's failure to meet a service standard was due to circumstances beyond its control.

In the event Fund Accountant fails to meet a particular service standard (except for any failure due to circumstances beyond its control) in two consecutive months, the fee payable to Fund Accountant hereunder shall be reduced by ten percent (10%) or such lower amount as the parties shall agree upon for the second of those two months. If such failure occurs in three consecutive months, the fee payable to Fund Accountant hereunder shall be reduced by fifteen percent (15%) or such lower amount as the parties shall agree upon for the third of those three months.

In the event Fund Accountant fails to meet a particular service standard (except for any failure due to circumstances beyond its control) for any three months within a six-month period, such failure shall be deemed to be a service standard deficiency for purposes of the "cause" definition contained in Section 6 of this Agreement.

                              BISYS FUND SERVICES
                      FUND ACCOUNTING SERVICE STANDARDS
                                     FOR
                               THE EUREKA FUNDS


-------------------------------------------------------------------------------
           ITEM                                 STANDARD
-------------------------------------------------------------------------------
NAV Calculation Accuracy                98% or better (provided, that there
                                        may not be any period of five
                                        consecutive days during which errors
                                        have occurred each day for any
                                        one class)
-------------------------------------------------------------------------------
Daily Bulletin                          98% or better delivered by 6:30 pm
                                        (EST)
-------------------------------------------------------------------------------
Cash Availability                       98% or better delivered by 9:30 am
                                        (EST)
-------------------------------------------------------------------------------
Position Reconciliation                 Weekly
-------------------------------------------------------------------------------